EXHIBIT 99.1

NEWS RELEASE                                                                                                                March 19, 2004

Contact:                         Tony W. Wolfe
                                      President and Chief Executive Officer

                                      Joseph F. Beaman, Jr.
                                      Executive Vice President and Chief Administrative Officer

                                      Phone 828-464-5620, Fax 828-465-6780

For Immediate Release

At Peoples Bancorp of North Carolina, Inc.

                                                             FOUR NEW DIRECTORS ELECTED

     Officials at Peoples Bancorp, parent holding company for Peoples Bank, Newton, NC have announced the election of four new members of the Board of Directors for both Peoples Bancorp of North Carolina, Inc. and Peoples Bank. Robert C. Abernethy, Chairman, and Tony W. Wolfe, President and Chief Executive Officer, jointly stated that the two boards had fixed the number of directors of both boards at twelve and that the following new directors had been elected: Douglas S. Howard, John W. Lineberger, Jr., Dr. Billy L. Price, Jr., and W. Gregory Terry. These actions were taken at a regular meeting of these boards on March 18.

     "We are extremely excited to welcome these four individuals to our corporate boards as they bring an enormous amount of energy and vision to the table," Abernethy stated. "As Peoples Bank has increased its presence in both new and existing markets over the past few years, it is only appropriate that board representation should reflect such growth."

     Douglas Howard, a native of Denver, NC, is Vice President of Howard Ventures, Inc. and Secretary and Treasurer of Denver Equipment of Charlotte, Inc. He is a graduate of Bandys High School and a cum laude graduate of the University of North Carolina in Charlotte having obtained a Bachelor of Science degree in Business Finance and Psychology. Active in community affairs, Howard serves on the Catawba County Social Service Board and is a trustee for the Statesville District of the Western North Carolina Methodist Conference and is a past District Delegate from the Statesville District. Howard has served as a member of the Board of Directors for the Catawba County Chamber of Commerce and on the Appropriations Committee of the Catawba County United Way. He and his family are active members of Mt. Pleasant United Methodist Church where he has served in numerous leadership capacities.

     A native of Lincolnton, NC, John W. Lineberger, Jr. is President of Lincoln Bonded Warehouse Company in Lincolnton, a commercial warehousing and distribution facility founded in 1922. Upon graduation from Lincolnton High School, he earned a Bachelor of Science Degree in Business Administration and Marketing from Western Carolina University in Cullowhee, NC. Lineberger serves in leadership roles on boards for both the Lincolnton Rotary Club and the Lincolnton-Lincoln County Chamber of Commerce. He has also served on the Board of Directors for the Lincolnton Economic Development Association, Verdict Ridge Golf and Country Club, Lincoln County United Way, the American Red Cross, and as Past Chairman of the City of Lincolnton Planning Board. Lineberger and his wife, Robin, and sons, John and Nicholas, are active members of First United Methodist Church in Lincolnton where he serves on the Board of Trustees.

     Dr. Billy L. Price, Jr. is a native of Catawba County and resides in Hickory, NC. He is Internist and Partner of Catawba Valley Internal Medicine, P.A. and is Clinical Instructor in Medicine at Wake Forest University School of Medicine, Division of Geriatrics and General Internal Medicine. He graduated from Newton-Conover High School and completed undergraduate studies at the University of North Carolina in Chapel Hill having earned a Bachelor of Science Degree in Pharmacy. He earned his degree of Doctor of Medicine in May, 1990 and completed both Internship and Residency requirements at Vanderbilt University Hospital, Nashville, TN. A recipient of numerous honors and awards including the East Carolina University School of Medicine Facility Award, the Vivian N. Barnes Department of Pharmacology Award, and Fellow, American College of Physicians and the American Society of Internal Medicine, Dr. Price is currently Vice Chairman of Catawba Valley Regional Medical Center Board of Trustees where he was Chief of Staff in 2000. He also currently serves as Physician Advisor for the Catawba Valley Health Department and as a Commissioner for the Hickory Public Housing Authority. He is a member of Conover Masonic Lodge, Charlotte Scottish Rite Bodies, and Oasis Shrine Temple. Dr. Price and his family are active members of Holy Trinity Lutheran Church in Hickory.

     W. Greg Terry is a native of Raleigh and is Executive Vice President of Drum and Willis-Reynolds Funeral Homes and Crematory in Newton, Conover, and Claremont since 1989. He graduated from Sanderson High School in Raleigh and earned his Bachelor of Science Degree in Business Administration from Clemson University. Terry has been a North Carolina-licensed Funeral Director since 1991 and holds membership in the National Funeral Directors Association and the North Carolina Funeral Directors Association where he currently serves on the Continuing Education Committee. His firms are distinguished as members of the Order of the Golden Rule by the Association of Independent Funeral Home Owners. He is a member, Past President, and Paul Harris Fellow of the Newton-Conover Rotary Club and member and Secretary of the Conover Volunteer Fire Department, and a member of Catawba Country Club. He is also a current member of the Board of Directors for the Newton-Conover Educational Foundation and the Catawba Science Center. He and his wife, the former Julie Elizabeth Cozort, are the parents of two children, Madeline and Alex. They reside in Newton and are active members of Concordia Lutheran Church in Conover.

     "We look forward to the contributions and talents that these individuals will bring to our Board of Directors," Wolfe stated. "Our organization will become a stronger one in the process." Also currently serving on the Bank and Holding Company boards in addition to Chairman Robert Abernethy are James S. Abernethy, Gary E. Matthews, Charles F. Murray, Larry E. Robinson, Fred L. Sherrill, Jr., Dan Ray Timmerman, Sr., and Benjamin I. Zachary.

     Peoples Bank operates 15 banking offices throughout Catawba, Alexander and Lincoln Counties and two wholly-owned subsidiaries, Peoples Investment Services, Inc. and Real Estate Advisory Services, Inc. The Company's common stock is publicly traded over the counter and is quoted on the Nasdaq National Market under the symbol "PEBK." Scott and Stringfellow, Inc., Ryan, Beck & Company, Sterne Agee & Leach, Inc. and Trident Securities, Inc. are market makers for the Company's shares.